[FW LOGO]

                               FOSTER WHEELER LTD.

RAYMOND J. MILCHOVICH                                  TEL 908-730-5060
Chairman, President and                                FAX 908-730-4600
Chief Executive Officer



Revised May 21, 2002


VIA HAND DELIVERY
-----------------
PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Gilles Renaud
20 Kalan Farm Road
Hampton, NJ 08827

Dear Gilles:

This revised letter confirms our discussions regarding your separation from employment with Foster Wheeler Ltd., including its subsidiaries, divisions and affiliates (collectively the "Company"). The details of our discussions are set out below.

1.       SEPARATION FROM EMPLOYMENT
         --------------------------
It is understood that your separation from employment with the Company is effective today, Tuesday, May 21, 2002.

Except as otherwise provided herein (i) all salary and any employee benefits due to you as of your separation date according to the established policies, plans and procedures of the Company shall be paid or made available to you in accordance with the terms of those established policies, plans and procedures, and (ii) any employee benefit continuation or conversion rights existing under such established plans of the Company shall be made available to you in accordance with the terms of such established plans. If you have any questions regarding your benefits, please contact James E. Schessler.

2.       SEPARATION BENEFITS
         -------------------

In accordance with your February 16, 2000 offer letter and its February 21, 2000 addendum, you will receive from the Company the following separation benefits:

     (a)  As separation pay, the Company shall pay to you one hundred and four
          (104) weeks of your current base salary payable in installments in accordance with the Company's regular payroll payment schedule.

     (b) The Company shall pay to you an annual bonus for calendar years 2002 and 2003 in the annual amount of One Hundred Sixty Thousand Dollars ($160,000). Such annual bonus shall be paid to you at the same time as annual bonuses for those calendar years are normally paid to senior




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Mr. Gilles Renaud
Revised May 21, 2002
Page 2

          executives of the Company, but in no event later than February 28, 2003 and February 28, 2004 respectively.

     (c) For three (3) years from your separation date, your coverage under the Company sponsored health plan will be continued as if you were an active employee of the Company, including the relative Company and active employee portions of the cost of health coverage.

     (d) The Company shall pay to you the present value of your accrued benefit under the Company sponsored pension plan, Ninety Eight Thousand Nine Hundred Seventy Dollars ($98,970.00), in a single lump sum payment on or before July 15, 2002.

     (e) As soon as practicable, the Company shall cause all transfer and other restrictions to be removed from all restricted shares of capital stock of the Company then registered in your name, including the vesting restriction.

3.       ADDITIONAL BENEFITS
         -------------------

On the condition that (i) ON OR BEFORE JULY 5, 2002 you sign, date and return to me a copy of this letter agreement and the Waiver and Release Agreement attached hereto as Attachment I, and (ii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company as additional benefits the following:

     (a) The Company shall permit you the continued use (including maintenance costs and insurance) of the automobile currently leased for you by the Company. The Company shall continue to lease that automobile, or a comparable automobile if the current automobile cannot be driven due to accidental damage, for twenty-four (24) months following your separation date.

     (b) The Company hereby waives, releases and discharges you, including your heirs and assigns, from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against you arising out of or related to your employment with and/or separation from employment with the Company and/or any other occurrence up to and including your separation date, but excluding any unlawful actions by you.

     (c) The Company shall pay to you for estate planning and financial planning services the sum of Eleven Thousand Dollars ($11,000.00) on or before July 15, 2002.

     (d) The Company confirms those rights to indemnification to which you are entitled under the Company's charter and by-laws.


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Mr. Gilles Renaud
Revised May 21, 2002
Page 3

You acknowledge that the foregoing additional benefits are extra benefits which you would not be entitled to under the Company's established policies, plans and procedures and the additional benefits are in exchange for your signing the letter agreement and signing (and not later revoking) the Waiver and Release Agreement. You further acknowledge and agree that the Company's offer of the additional benefits to you and your signing of this letter agreement and the Waiver and Release Agreement does not in any way indicate that you have any viable claims against the Company or that the Company has or admits any liability to you whatsoever.

You are encouraged to consult with an attorney of your choice at your own expense prior to signing a copy of this letter agreement and the Waiver and Release Agreement, and you acknowledge that you have been given at least twenty-one (21) days within which to consider this letter agreement and the Waiver and Release Agreement.

You are further advised that you may revoke the signed Waiver and Release Agreement within seven (7) days after its signing. Any such revocation must be made in writing and be received by me within the seven (7) day period. All legally required taxes and any monies owed the Company shall be deducted from the separation benefits and additional benefits provided under this letter agreement.

4.       COMPANY PROPERTY/EXPENSES
         -------------------------
You agree to immediately return to the Company all files, records, documents, reports, computers, and other business equipment, keys, credit cards and calling cards, unused airline tickets, ID cards, cellular telephones and beepers, employee handbook, and other physical or personal property of the Company in your possession or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You must also ensure that all business expenses for which you are entitled to reimbursement under the Company's expense reimbursement policy are documented and submitted for approval within sixty (60) days after your separation date.

5.     CONFIDENTIALITY/COOPERATION/OBLIGATIONS
       -----------------------------------------

You agree from and after today to keep strictly confidential the existence and terms of this letter agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial/tax advisor, or except as may be required by law or to enforce this letter agreement. The Company agrees from and after today to keep strictly confidential the existence and terms of this letter agreement and further agrees that it will not disclose them to any person or entity, other than to employees on a need-to-know basis, its attorneys and financial advisors, or except as may be required by law or to enforce this letter agreement.





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Mr. Gilles Renaud
Revised May 21, 2002
Page 4



Except as otherwise provided in this letter agreement or required under the terms of the Company sponsored employee benefit plans, following your separation date the Company will have no further obligations to you and you will have no further obligations to the Company. You acknowledge that after your separation date you shall not represent yourself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, client, supplier, vendor or any other party with whom you have had contact while performing your duties as an employee of the Company.

You further agree that from and after today you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company and its affiliates, and its and their officers, directors, or employees. Senior management of the Company agrees that current and future senior management shall not take any actions or make any statements to the public or any third party whatsoever that disparage or reflect negatively on you.

You further agree from and after your separation date to make yourself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company. The Company agrees to (i) reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require, and (ii) after May 21, 2004, pay you for your time at the rate of Two Hundred Dollars ($200.00) per hour.

Proprietary information, confidential business information and trade secrets (hereinafter collectively "Confidential Information") which became known to you as an employee of the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, lists of actual or potential customers or suppliers, financial information, computer disks, computer printouts, documents, information stored electronically, personnel information and data of the Company and its customers, but excludes information which is generally known to the public or becomes known except through your actions. You agree from and after today that you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others. Also, you acknowledge that the terms and conditions of your Confidential Information And Patent Agreement remains in effect in accordance with its terms,






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Mr. Gilles Renaud
Revised May 21, 2002
Page 5

including all of your obligations thereunder. You covenant and agree that during the twelve (12) month period from your separation date, you will not perform services which are the same or substantially similar to the services you provided for the Company for or on behalf of the entities, including any of such entities' subsidiaries or affiliates listed on the attached Attachment II.

You covenant and agree that during the twelve (12) month period from your separation date, you shall not at any time, directly or indirectly, solicit any client/customer of the Company with respect to the Company related projects listed on the attached Attachment III. You also covenant and agree that during the twelve (12) month period from your separation date, you shall not at any time, directly or indirectly, solicit any client/customer of the Company listed in the customer alliance portion of the attached Attachment III with respect to the scope of work delineated in the alliance/relationship agreement between the Company and such customer/client. If you request in writing, the Company shall furnish you with the above-referenced scope of work provisions.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall not at any time, directly or indirectly, induce or solicit any employee of the Company to terminate his or her employment with the Company or to obtain employment elsewhere.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall furnish a copy of this Paragraph 5 in its entirety to any prospective employer prior to accepting employment with such prospective employer.

If any court determines that any portion of this Paragraph 5 is invalid or unenforceable, the remainder of this Paragraph 5 shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any of the restrictions in this Paragraph 5 to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

You acknowledge and agree that your obligations set forth in this Paragraph 5 are reasonably necessary to protect the Company and its legitimate interests. You further acknowledge the adequacy of consideration for these obligations based on any one of the Company's promise contained in Paragraph 3 above. You further acknowledge and agree that damages may not be an adequate remedy for your breach of any provision of this Paragraph 5, and further agree that the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security.

6.       GENERAL MATTERS
         ---------------
You acknowledge and agree that in signing this letter agreement (including Attachment I) you do not rely and have not relied on any representation or statement by the





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Mr. Gilles Renaud
Revised May 21, 2002
Page 6



Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of the letter agreement (including Attachment I).

This letter agreement is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under the laws of the State of New Jersey, without given effect to its choice of laws provisions, to the extent not preempted by federal law. Any dispute under this letter agreement (including Attachment I) shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.

The language of all parts of this letter agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this letter agreement shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement expressed herein.

If any of the provisions of this letter agreement (including Attachment I) shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement (including Attachment I).

This letter agreement supersedes any and all prior oral or written understandings regarding your voluntary or involuntary separation from employment with the Company and contains the entire agreement between you and the Company with respect to the matter of your separation from employment. No modification of any provision of this letter agreement shall be effective unless made in writing and signed by you and the President and Chief Executive Officer of the Company. This letter agreement shall not be assignable by you.

Should you require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact me or James E. Schessler.

Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and the Waiver and Release Agreement and returning them to me on or before July 5, 2002. Following your acceptance, the arrangements will be implemented and administered as described herein.

So that there is no misunderstanding, please understand that if for any reason I do not receive the signed copy of this letter agreement and the Waiver and Release Agreement from you on or before July 5, 2002, the proposed arrangements described in Paragraph 3 of this letter agreement will be deemed to be withdrawn.







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Best wishes for success in your future endeavors.

                                        Sincerely yours,

                                        FOSTER WHEELER LTD.

                                        By /S/ RAYMOND J. MILCHOVICH
                                          ------------------------------------
                                          Raymond J. Milchovich
                                          President and Chief Executive Officer

cc:      James E. Schessler

AGREED AND ACCEPTED:

/S/ GILLES RENAUD
    -------------
    Gilles Renaud

    JULY 3, 2002
    ------------
      Date








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